Exhibit 10(q)
WELLS FARGO & COMPANY
AMENDMENT NO. 1 TO
LETTER AGREEMENT DATED AS OF MAY 7, 1999
WITH MARK C. OMAN
     This Amendment No. 1 (“Amendment No. 1”) to Letter Agreement dated as of May 7, 1999 between Wells Fargo & Company (“Wells Fargo”), a Delaware corporation, and Mark C. Oman (“Executive”) (the “Letter Agreement”) is entered into effective December 29, 2008 (the “Effective Date”).
     WHEREAS, pursuant to the terms of the Letter Agreement, Wells Fargo agreed to provide a special retirement benefit to Executive under a nonqualified, unfunded arrangement; and
     WHEREAS, Wells Fargo now desires to amend such Letter Agreement to ensure that such nonqualified arrangement complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance issued thereunder;
     NOW, THEREFORE, in consideration of the foregoing, Wells Fargo hereby amends the Letter Agreement as follows:
     1.     Definitions. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Wells Fargo & Company Supplemental Cash Balance Plan.
     2.     Time and Form of Benefit Payment. Executive may file an irrevocable written election with Wells Fargo on or before December 31, 2008 (which election shall be effective January 1, 2009) that his benefit under the Letter Agreement shall be paid either (a) in a lump sum as soon as administratively feasible after the January 1 following the calendar year in which his Separation from Service occurs, but no later than the December 31 of that calendar year, or (b) in the form of a monthly annuity commencing as soon as administratively feasible after the January 1 following the calendar year in which his Separation from Service occurs, but no later than the December 31 of that calendar year. If Executive fails to file such an election by December 31, 2008, such benefit shall be paid in a lump sum as soon as administratively feasible after the January 1 following the calendar year in which the participant’s Separation from Service occurs, but no later than the December 31 of that calendar year.
     3.     Six-Month Delay if Specified Employee. If Wells Fargo determines that Executive is a “Specified Employee” for purposes of Code section 409A, no lump sum or monthly annuity payment shall be paid to Executive prior to the date that is six months after the date of his Separation from Service. Any payment that would otherwise be made on an earlier date pursuant to the terms of Section 2 of this Amendment No.1 shall be delayed to the extent necessary to comply with the previous sentence.
     4.     Application of Terms and Conditions under Supplemental Cash Balance Plans. Except as otherwise provided in the Letter Agreement, payment of the special retirement benefit under the Letter Agreement shall be subject to the general terms and conditions of the Wells Fargo & Company Supplemental Cash Balance Plan as if the benefit were payable under said Plan.

Dated: December 29, 2008	WELLS FARGO & COMPANY

/s/ Julie M. White

	By:	Julie M. White
Senior Vice President, Human Resource